UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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The Gap, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ADDITIONAL PROXY MATERIAL
This additional proxy material is being filed to supplement the disclosure of the eligibility provisions of the 2016 Plan discussed in Proposal No. 4 of our Proxy Statement filed with the Securities and Exchange Commission on April 5, 2016 (the “Proxy Statement”). The paragraph under the heading “Eligible Participants” on page 50 of the Proxy Statement is hereby amended and restated to read as follows below. There are no other changes to our proxy materials. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Proxy Statement.
Eligible Participants
All of our employees, consultants and non-employee directors are eligible to be selected to receive one or more different types of Awards. However, incentive stock options (which are entitled to favorable U.S. federal tax treatment) may be granted only to employees of the Company or any subsidiary of the Company at the time of grant. The actual number of individuals who will receive Awards cannot be determined in advance because the Committee retains the discretion to select the participants, which is the basis of participation under the 2016 Plan. As of the end of fiscal 2015, we had 10 non-employee directors and approximately 141,000 employees. In addition, in fiscal 2015, we engaged approximately 2,000 consultants, none of whom received Awards under the 2011 Plan in fiscal 2015. Approximately 1,600 individuals (comprised of our non-employee directors and a subset of our employees) received Awards under the 2011 Plan in fiscal 2015.